Exhibit 14.1
Policy Document
Standards of business conduct
Effective May 31, 2007

Every day, each of us makes decisions that can impact not only our compliance with legal and regulatory requirements but also our company’s reputation in the marketplace. The Standards of Business Conduct will help us make the right decisions.

Standards of business conduct
Table of contents

FROM OUR LEADERSHIP	5

OUR STANDARDS OF BUSINESS CONDUCT: INTRODUCTION	6
Core values	7
Other resources	8

OUR RELATIONSHIPS	10
Relationships with our clients	10
Relationships with our business partners and suppliers	10
Relationships with each other	11
An inclusive and non-harassing workplace	11
Environment and workplace safety	12
Relationships with our competitors	12

CONFLICTS OF INTEREST	14
Relationships between employees	14
Relationships with clients, business partners and suppliers	14
Outside directorships, employment and ownership interests	15
Corporate opportunities	15

GIFTS AND ENTERTAINMENT	16
Government officials in the United States	16
Non-U.S. government officials	17
Non-government clients, partners and suppliers	18
Gifts to each other	19
Gifts and entertainment: References and resources	19

CONFIDENTIALITY AND PRIVACY	20
Proprietary information	20
Material non-public information	20
Insider trading policy	21
Third-party confidential information	21
Personal data privacy and protection	22

CORPORATE STEWARDSHIP	23
Protection and proper use of assets	23
Lobbying and political activities	23
Individual activities	24
Financial reporting	24
Time and expense reporting	25
Global engagements	26
Charities	27

ENFORCEMENT AND RESPONSIBILITIES	28
Employee resources/ reporting concerns	28
Obligation to report	29

A COMMITMENT TO YOU	30

APPENDIX A: EXAMPLES OF U.S. REGULATIONS AND LAWS	31

APPENDIX B: DEFINITIONS	33

Standards of business conduct
From our leadership
Every solid business is built on a culture of honesty and integrity. Clients, partners and employees want to work with companies that they can trust. That’s why BearingPoint’s executive management has sponsored the development of these guidelines, the Standards of Business Conduct (SBC), for employees to follow while conducting business on BearingPoint’s behalf. These guidelines will help ensure that we consistently act with the highest ethical standards across segments and around the world.
The SBC will serve as the single global standard for ethical behavior across our company. It is designed as a reference to help you understand and find important company policies and applicable regulations. It also describes steps to take in the event of an ethical question, concern or violation. Every day, each of us makes decisions that can impact not only our compliance with legal and regulatory requirements but also our company’s reputation in the marketplace. The SBC will help us make the right decisions.
We appreciate your participation and hope you enjoy our approach to reinforcing a culture of integrity and building a company of which we are proud to be a part.

Chief Executive Officer, Harry You	General Counsel, Laurent Lutz

President and Chief Operating Officer, Ed Harbach	Chief Compliance Officer, Russ Berland

Chief Financial Officer, Judy Ethell

Our standards of business conduct: Introduction
Integrity is essential for the continued success of our company. Our conduct must be above reproach and consistent with our values. Compliance with the Standards of Business Conduct (SBC) is the basis for maintaining our reputation for fairness and honesty inside and outside our company. We expect each of our team members to act with integrity and in a manner that enhances the reputation of our company, avoiding even the appearance of improper conduct. It is up to each of us to exercise ethical leadership in our daily decisions and actions — not only doing the right thing, but also using Company resources and trusted colleagues to validate our decisions while encouraging others to do the same. When we see potential problems, it is our responsibility to raise our concerns. Ethical behavior and compliance with laws are always more important than any business outcome. This is our challenge and our commitment.
Our SBC are just that —BearingPoint’s standards for legal and ethical behavior while conducting BearingPoint business or engaging in any activities that have the potential to impact BearingPoint.
This document is divided into sections that address our relationships, potential conflicts of interest, gifts and entertainment, confidentiality and privacy, corporate stewardship, and enforcement and responsibilities. Throughout the SBC, there are references and hyperlinks to specific company policies. Key words and concepts are hyperlinked to Appendix B: Definitions. And a point of contact for each section is provided on the Compliance/Ethics page of Inside BearingPoint. And in all cases, the process in the Enforcement and Responsibilities section is used for raising concerns about potential violations of the SBC. The SBC is not only a reference tool that provides each of us specific information on our standards and expectations, it is also a connection point to other resources when further guidance is needed.

Standards of business conduct
Core values
The SBC is derived from our core values and is supported by official BearingPoint policies and procedures:
Commitment to clients’ success. We work hard to build committed, lasting, strategic relationships that allow us to have clients for life. We are focused on creating a client service experience that is responsive, enriching and valued. Our clients’ business results are our paramount priority; we succeed only when they do.
Commitment to each other’s success. We strive to create an environment where we recruit, mentor and retain talented employees who reach their full potential. By leveraging the talents of each individual and encouraging everyone to excel in high-performance teams, we create a highly motivated organization that can achieve breakthrough results. Our collective experience and success allows us to make monumental advances and achieve far more important goals than what can be achieved through individual performance alone.
Leaders who serve. Achieving our vision and aggressive goals depends on the strength and depth of our leadership. We are accountable and hold others accountable. We lead by example and encourage employees to demonstrate leadership in conducting their duties. Leadership is an opportunity to serve the team by casting compelling vision, managing for extreme results and mentoring individuals to achieve their full potential.
Teamwork and collaboration. We believe that teams power breakthrough results. When we work together, we win together, ensuring that the goals of the business are the focal point of our energies. We foster and reward open communication, teamwork and personal development.
Integrity in our actions. We set high standards and follow through on what we say we are going to do. We act with fairness and honesty. We are proud of what we do and how we interact with our clients, business partners and colleagues. We are consummate professionals, transparent in our actions, straightforward and dependable. Each of us demonstrates ethical leadership — not only doing the right thing but also using company resources and trusted colleagues to validate our decisions while encouraging others to do the same.
Speed with purpose. We act with a sense of speed and purpose in all that we do. We must constantly increase our business velocity to stay ahead of our clients’ needs and to be out in front of the market with our solutions. We make decisions, correct mistakes quickly and embrace innovation, while insisting on results that bring real business value.
Stewardship. We strive to leave the company a better place than where we started and carefully analyze every decision we make. We recognize that true stewardship grows from the investments we make in training and development and through the creation of opportunities for our people. In the end, we must act as the owners and protectors of future generations.
One firm. We work together as one company to achieve our common vision and shared success. We have open collaboration, guided by a common strategy. We make selective choice of services and markets, so as to win through significant investments in focused areas rather than many small initiatives.
Other resources
Although the SBC discusses some laws, regulations, company policies and business practices, it cannot address every issue that may arise in the conduct of our business. Therefore, it is important that if you have any questions about how to interpret or apply any of the standards within this document that you seek the appropriate guidance from the designated contacts provided on the Compliance/Ethics page of Inside BearingPoint.
In addition, you may share any questions or concerns regarding any compliance-related issue by using GuideLine, a one-stop ethics and compliance resource. GuideLine allows you to contact the Office of the Chief Compliance Officer confidentially and, if you wish, anonymously. GuideLine is administered by an outside company that, on request, can remove identifying information but still enable you to communicate back and forth about your questions or concerns with the Office of the Chief Compliance Officer. Translation services are available.

Standards of business conduct
You can contact GuideLine:
•	Via telephone: Call 1 800 206 4081 in the United States and Canada, or click here for international access numbers.
•	Via the Web: Click here to place or follow up on an inquiry, report or question via the Web.
•	Via e-mail: Please e-mail inquiries, complaints or questions to guideline@bearingpoint.com.
All inquiries are handled confidentially, in a manner consistent with BearingPoint policies and procedures.

Our relationships
We should deal fairly with our clients, business partners and suppliers, each other, and competitors. Our reputation is one of the most important things we have and we should all strive to protect it.
Relationships with our clients
We expect that all BearingPoint employees act with integrity in striving to meet our clients’ needs and that we compete fairly and legally. Our proposals must clearly and fairly represent our experiences and our services. We should not knowingly underbid or overstate our ability to deliver services or promise anything that would violate law or BearingPoint policies. Each of us should operate in accordance with the terms of our client contracts and adhere to applicable legal requirements and company policies regarding all aspects of each engagement, including the offering or receipt of gifts and items of value. (For more information, see the Gifts and Entertainment section.)
Relationships with our business partners and suppliers
We recognize the importance of teamwork in meeting our common goals. It is important to choose our business partners and suppliers based on informed decisions regarding quality, price, reputation for integrity and the need for the service. When we take positive action to ensure that we obtain goods and services in compliance with applicable laws, we avoid any action that would appear to be in conflict with law or BearingPoint policies and procedures.
We must never base the decision to form a business partnership or to choose a supplier on individual personal interest. No employee, nor his/her immediate family, may accept any gift above nominal value or kickback from a business partner or supplier. We must avoid conflicts of interest and even the appearance of improper conduct. (For more information, see the Conflicts of Interest and Gifts and Entertainment sections.)

Standards of business conduct
Relationships with each other
We are committed to each other’s success and understand that teamwork and cooperation among all of us is critical to our company’s success. Our relationships are an important dimension of our corporate culture. To foster this culture, BearingPoint establishes and enforces policies and procedures about equal opportunity, workplace conduct and employee safety.
An inclusive and non-harassing workplace
We strive to recruit and maintain a workforce where diversity is valued and all employees are treated with dignity and respect. A culture of inclusion is important and we must be sensitive to cultural and individual differences by acknowledging the rights of others to hold values, attitudes and opinions that differ from our own. Varied backgrounds, cultures and experiences make us stronger as a company. Any form of discrimination or harassment will not be tolerated. BearingPoint prohibits discrimination on the basis of race, ethnic origin, religion, sex, national origin, disability, protected veteran status or any other factors that are covered by law. In addition, we will not tolerate sexual advances, comments or any other actions in the workplace that create an offensive or intimidating work environment. We must be careful that items we keep in our workspace, jokes we tell others, images we display on our computer screens or any other actions we take or choices we make do not harass or discriminate against our fellow employees. Each of us has responsibility to abide by the law and BearingPoint corporate and regional policies regarding employment, including, but not limited to, Harassment, Equal Opportunity, Disabilities and IT Use Policy.
The Global Human Resources site on Inside BearingPoint contains additional information regarding global employment policies; questions on human resource policies applicable in the United States and Canada may be directed to the Human Resource Information Center (HRIC) at HRIC@bearingpoint.com. Employees operating outside of the United States and Canada should contact their regional human resource representatives for more information on applicable employment policies. If you have a question regarding non-harassment or discrimination policy, please click here. If you have a concern about a potential violation of the policies, contact GuideLine or e-mail GuideLine@bearingpoint.com.
Environment and workplace safety
We must comply with local environmental, health and safety laws, and foster a healthy, safe and productive work environment, free from recognized occupational hazards and violence. BearingPoint does not tolerate threats, threatening behavior or acts of violence against employees, visitors, clients or other individuals by anyone on company property or at client locations or while on company business. Each of us has a responsibility to abide by all applicable state/local/national laws, regulations and international standards regarding workplace conduct; we must also abide by all BearingPoint corporate and applicable regional policies, including, but not limited to, Workplace Conduct Policies, Safety in the Workplace, Workplace Violence, Weapons Possession, and Drug and Alcohol Use.
The safety and security of our employees is of paramount importance and BearingPoint has established policies and procedures toward that goal. Some of these measures include: establishment of a Crisis Response Center, Emergency Programs for medical and non-medical emergencies, and Global Travel Advisory Services. Please refer to the global Safety and Security site on Inside BearingPoint for more information. The site contains contact information for employees’ questions or concerns.
Relationships with our competitors
While we may compete aggressively, we must conduct our business in a fair and lawful manner, abiding by antitrust and competition laws in the United States and countries in which we do business. We must strive to avoid even the appearance of a violation of these laws. Seeking to gain unfair competitive advantage over our competitors by disparaging their qualifications or misrepresenting our own is not acceptable business practice and will not be tolerated.

Standards of business conduct
For questions about or guidance on complying with these laws, contact your local BearingPoint legal counsel for your country or business unit. To report concerns regarding a potential violation of this policy, please contact GuideLine, e-mail GuideLine@bearingpoint.com or call the Office of the Chief Compliance Officer.

Conflicts of interest
We must be cautious about situations that may compromise our position or place our actions and reputation in question. We must avoid any conflict or even the appearance of a conflict of interest at every level of the company and comply with our Corporate Conflict of Interest policies. Conflicts of interest are relationships or interests that are or appear to be competing with the best interest of the organization and can involve employees and their immediate families, clients, partners, suppliers and shareholders. It is impossible to cover them all here, however. Following are common situations where conflicts can potentially and often do arise.
Relationships between employees
No employee may work in a position in which he or she has the authority to hire, directly supervise or attempt to influence the employment actions of an immediate family member or romantic partner. Any individual in a supervisory position may not pursue a romantic relationship with any person with whom there is a reporting relationship. While BearingPoint does not endorse such relationships, we recognize that occasionally such instances arise.1 In situations where a romantic partnership develops between two BearingPoint employees where one is in a direct line of performance or supervision, the senior-most employee must immediately disclose the relationship in writing to management and the human resources representative for appropriate action, including, but not limited to, separation or transfer of one or both employees to achieve compliance with this standard.2 All employees are subject to BearingPoint Harassment policies.
Relationships with clients, business partners and suppliers
We should not pursue romantic relationships with clients, business partners or supplier representatives with whom we have regular professional contact. Such romantic or immediate family relationships may create an appearance of a conflict

[1]	We recognize that in some EU countries relationships of this nature are considered matters of an employees’ private life and not subject to disclosure or approval from the company.

[2]	Unless prohibited by local law.

Standards of business conduct
of interest. If a romantic or immediate family relationship exists or arises, we must disclose those relationships in writing to our managing director and GuideLine.3 If you are unsure as to whether your relationship may be considered a conflict of interest, contact GuideLine or e-mail GuideLine@bearingpoint.com.
Outside directorships, employment and ownership interests
It may be a conflict of interest to occupy a position such as officer or director or to be a Substantial Investor in a customer, competitor, partner or supplier. We may not be officers or members of any company’s board of directors or equivalent positions, without first obtaining approval from our general counsel.4
We may not hold outside employment whose duties are in conflict with the best interest of BearingPoint. We must always disclose any outside employment in writing to our performance managers.
Corporate opportunities
We should work to advance BearingPoint’s business interests. We may not personally pursue any outside business opportunity for ourselves that we find through BearingPoint and we may never compete with BearingPoint directly or indirectly.5
Conflicts of interest may be difficult to discern and are not limited to any of the situations described above. Because identifying or handling these conflicts can be difficult to manage on your own, all employees are encouraged to seek guidance whenever they are in doubt or have questions. For additional information or questions on these or other potential conflict situations, please refer to corporate and regional Conflict of Interest policies. Please contact GuideLine or e-mail GuideLine@bearingpoint.com if you have concerns or need to report a potential conflict of interest.

[3]	We recognize that in some EU countries relationships of this nature are considered matters of an employees’ private life and not subject to disclosure or approval from the company.

[4]	In EU countries we ask that you contact your local BearingPoint legal counsel regarding these matters.

[5]	In EU countries we ask that you contact your local BearingPoint legal counsel regarding these matters.

Gifts and entertainment
Maintaining the highest standards of integrity and objectivity in all dealings with our clients, partners, suppliers and each other is critical to our business and our reputation. BearingPoint has specific policies regarding gifts and entertainment, as defined below.
•	A gift is any item of value, including, but not limited to, any gratuity, cash or cash equivalent, benefit, favor, service, tickets or passes to an entertainment, social or sporting event, reward, or promise of future employment. Items that are not considered gifts include modest refreshments, greeting cards, plaques, other items of low value, and rewards and prizes open to the general public.
•	Entertainment includes costs associated with a legitimate business activity, including, but not limited to, meals, tickets to sporting or social events, and golf outings, and must be within the boundaries of reason and moderation. To be considered entertainment (rather than a gift), BearingPoint personnel must attend the event along with clients and/or business partners or prospects.
It is imperative that we abide by all applicable policies, procedures and laws governing gifts and entertainment. These laws and policies are summarized in the sections below.
Gifts and entertainment: Government officials in the United States
Federal laws prohibit U.S. government employees from accepting anything of value. Therefore, we may not offer or accept from government employees any gift, entertainment or item of value from government employees. We may never offer or accept from state or local government employees any gift or entertainment of value unless allowed by applicable law.

Standards of business conduct
Gifts and entertainment: Non-U.S. government officials
BearingPoint is subject to the Foreign Corrupt Practices Act (FCPA)1 and all of us worldwide must comply with BearingPoint’s FCPA Compliance Program, regardless of the country where we live or work. The FCPA prohibits making payments or giving gifts to non-U.S. government officials by or on behalf of U.S businesses for the purpose of obtaining or keeping business. We must not accept, give or authorize any promise, payment or gift of anything of value to or from any non-U.S. government official or political party member to influence or reward any act of that official. Any gift or entertainment associated with normal business courtesies offered to or accepted from a non-U.S. government official must comply with the BearingPoint FCPA Compliance Program and must be reported to and approved by the regional FCPA compliance officer. In addition, we may not authorize any third party working on our behalf to give or receive gifts to or from foreign officials because that would also be considered a violation of the FCPA Compliance Program. Violating any provisions of the FCPA could subject an individual and the company to criminal and civil penalties. We must be aware of any local country laws governing gifts and entertainment to or from government officials. You should check with local BearingPoint legal counsel for your country or business unit about these local laws, as well as with any questions or concerns.2
More information regarding the BearingPoint FCPA Compliance Program is located on Inside BearingPoint. Please direct any questions regarding the FCPA Compliance Program to your regional FCPA compliance officer or to Guideline or GuideLine@bearingpoint.com.

[1]	United States Code, Title 15. Commerce and Trade, Chapter 2b — Securities Exchanges, § 78dd-1 [Section 30a of the Securities Exchange Act of 1934].

[2]	No foreign law will supersede U.S. law.

Gifts and entertainment: Non-government clients, partners and suppliers
We must not offer or accept any gift to or from any director, officer, employee or representative of any organization with whom the company does business in an attempt to provide an inappropriate business benefit. We may provide and accept reasonable business entertainment, such as an occasional meal, social or sporting event, authorized transportation in company vehicles, or attendance at company-sponsored promotional events. These activities should be part of a legitimate business activity, should not intend or appear to improperly influence behavior, and should occur on an infrequent basis. In some cases, we may provide or receive non-monetary gifts associated with common business courtesies to non-government clients if the gifts are of a nominal value and comply with BearingPoint’s regional and country policies and procedures on gifts, gift limits and expenses. The regional expense policies for North America, Latin America, EMEA and Asia-Pacific can provide further clarification on nominal value because it can vary from country to country.
In those situations where it would harm a business relationship or prove embarrassing or culturally insensitive to refuse gifts exceeding our limits, we may accept the gift on behalf of BearingPoint and use the gift for company purposes or donate the gift for a company-endorsed charitable use. See regional BearingPoint procedures or seek guidance from your manager and/or local BearingPoint legal counsel for your country or business unit should you accept or wish to accept a gift as described above because there may be reporting requirements associated with doing so.
Employees, officers and directors whose business units are based in North America are subject to the BearingPoint North America Employee Expense Reimbursement Policy and the BearingPoint North America Employee Expense Procedures. Employees located or working in Asia-Pacific countries are subject to the ASPAC Expense Policy. Employees located or working in EMEA or Latin America are subject to their respective regional expense policies. Employees,

Standards of business conduct
officers and directors operating in countries other than the United States are also subject to local laws regarding gifts and entertainment. You must report all gifts or entertainment given or received to your managing director.
Gifts to each other
Although BearingPoint policy does not specify a dollar limit on gift-giving among employees, we must always use reason and good judgment when giving or accepting a gift. Contributing to a gift must always be voluntary; contributions may not be given for the purpose of trying to influence, gain favor or show favoritism. BearingPoint does not reimburse the cost of gifts given from one employee to another. Company-approved items provided to employees as recognition for a business achievement or as part of company-sponsored events are not considered gifts under our SBC. Gifts given by the company to the employee or employee’s family are governed by applicable country laws.
Gifts and entertainment: References and resources
For more information regarding gifts and entertainment, please refer to the company policies as referenced above. If you have a question regarding the appropriateness of a gift that your engagement management team cannot answer, or if you are aware of a violation to the gifts or expenses policies, please contact GuideLine or e-mail GuideLine@bearingpoint.com.

Confidentiality and privacy
BearingPoint’s success in the marketplace requires that we maintain the trust of our clients and the investment community. We are often in possession of different types of confidential information for our company and our clients and it is imperative that we protect its confidentiality.
Proprietary information
At a minimum, proprietary information includes company operating information, such as trade secrets, business and marketing plans, employee lists and contact information, technologies, contract terms, customer lists and databases.
Generally, we may only disclose proprietary information about the company, which is not material non-public information (defined below), if we are specifically authorized to do so to further legitimate business objectives. Such disclosures are subject to appropriate protections, such as non-disclosure agreements.
We understand, respect and support the obligations that employees may have to their former employers. These restrictions may include obligations to maintain the confidentiality of the former employers’ proprietary information and covenants regarding non-solicitation of the former employers’ employees and clients.
Material non-public information
Generally, employees of the company are not authorized to disclose material non-public information about the company.
Any information concerning the company is considered material if there is a substantial likelihood that a reasonable investor would consider it important in determining whether to buy, sell, hold or engage in other transactions concerning the company’s securities. This information includes, but is not limited to, changes in earnings, winning or losing new business, plans to issue securities, mergers and acquisitions, positive or negative actions impacting the company, or changes in key personnel. Information is considered non-public if it has not been the subject of public disclosure.

Standards of business conduct
It is BearingPoint’s policy to comply with all periodic reporting and disclosure requirements, including Regulation Fair Disclosure (FD). It is our practice to disclose material information about the company in a public, timely and non-selective manner. Only authorized representatives of the company, such as the chief executive officer, chief financial officer, general counsel or assistant corporate secretary, have the authority to approve communication of material non-public information on behalf of the company.
Insider trading policy
It is illegal to trade on the basis of material non-public information and it is illegal to “tip” or provide or otherwise release information to someone who trades on the basis of that information. We must abide by federal regulations and BearingPoint’s Insider Trading policies. Insider trading is the buying, selling, short-selling or otherwise trading in any security (including stocks, bonds or options) based on material non-public information. Insider trading applies to BearingPoint securities, as well as those of its affiliates, customers, and suppliers and partners.
Violation of U.S. federal insider trading laws can expose you and the company to significant criminal and civil penalties, including fines, jail and additional sanctions imposed by the Securities and Exchange Commission. Employees who violate BearingPoint’s insider trading policies are subject to disciplinary sanctions up to and including termination, as well as possible legal action.
Third-party confidential information
Any information entrusted to us by our clients is safeguarded according to the terms of our client contracts and confidentiality agreements. As a trusted business advisor, it is our duty not to release any confidential information pertaining to our clients unless legally required to do so.
Policy-related questions may be directed to the general counsel or Investor Relations. If you have a concern about a potential violation of this section, please contact GuideLine or e-mail GuideLine@bearingpoint.com.

Personal data privacy and protection
We recognize that protecting the privacy of personal data1 that comes into our possession is of paramount importance. We are committed to process2 personal data in compliance with applicable laws and will abide by all BearingPoint policies and procedures regarding the protection of personal data. We have reasonably adequate organizational and technical measures in place to protect the security of personal data.
Whenever we process personal data we will comply with our global Privacy Policy and other related company policies and procedures regardless of whether the data pertains to employees, clients or other third parties.3 Besides adhering to other principles detailed in the Privacy Policy, we will process personal data fairly and only for the legitimate purposes specified.
We provide employees access to view and change their personal data and inquire about their privacy concerns.
If you have questions or concerns regarding the protection of your personal data, you may access the Privacy Questions and Concerns site on Inside BearingPoint, contact GuideLine or e-mail GuideLine@BearingPoint.com.

[1]	In general, “personal data” means data relating to a living individual who is or can be identified from the data.

[2]	“Process” means any operation or set of operations performed upon personal data, whether or not by automatic means, including collection, recording, organization, use, transfer, disclosure, storage, manipulation, combination and deletion.

[3]	Including, for example, policies and procedures regarding the disclosure of confidential information of BearingPoint employees, such as salary information.

Standards of business conduct
Corporate stewardship
Protection and proper use of assets
Company and client assets (including facilities, software, computers, computer networks, e-mail, telephones, fax machines, etc.) are to be used only for legitimate business purposes. It is our policy that the BearingPoint network or other BearingPoint resources may not be used in violation of law, in an inappropriate manner (for example, to access or show sexually explicit material) or for outside business purposes. We are each accountable for the proper use, safeguard and maintenance of our company’s and our clients’ assets and resources. These assets and resources include our chargeable time; therefore, it is important that we engage only in legitimate business activities during our charged hours whether those hours are being charged to the company or to a client. Inside BearingPoint provides further information on our policies and procedures pertaining to the use of assets and resources, including e-mail and Internet usage.
If you have questions or suspect misuse, fraud or theft of our company’s or our clients’ assets, please contact GuideLine, e-mail GuideLine@bearingpoint.com or call the Office of the Chief Compliance Officer.
Lobbying and political activities
We represent ourselves and our company in a way that will enhance and uphold our reputation for integrity. Through the course of our business, we may have the opportunity to interact with government officials and participate in the political process in the countries in which we operate. We realize that such interaction for the purposes of influencing legislation, regulations or decisions may constitute lobbying. In many cases, lobbying requires registration and/or disclosures and its definition can vary widely by country or region. Therefore, we are responsible for knowing and abiding by all company policy and local and national laws, rules, regulations and procedures governing lobbying and lobbyists. We must not conduct activities that may constitute lobbying without the advice and approval of our appropriate legal counsel.

Additionally, we recognize that laws and regulations in the countries in which we operate may strictly limit contributions by corporations and government contractors to political parties and candidates. We must abide by all local laws and regulations, and by the standards as set forth by the U.S. Federal Election Commission or other applicable or governing organizations. No political contribution shall be made by BearingPoint, whether directly or indirectly, without approval by the general counsel or their designee.
Individual activities
Individual employees are not prohibited from participating in the political process individually through lobbying or by personally making political donations to candidates or committees. Such activities must not be associated with BearingPoint and must be in compliance with the laws of an employee’s country and local governments. BearingPoint will not reimburse employees or endorse political activities employees undertake as private individuals.
BearingPoint permits contributions to federal and local political action committees to support legislation favorable to the company and our clients. We must conduct any volunteer activities on personal time, and we may not use company resources (including secretarial services, telephones, computers, etc.).
For questions or further information, please contact the BearingPoint Government Relations Office. To report a concern, please contact GuideLine or e-mail GuideLine@bearingpoint.com.
Financial reporting
As a publicly traded company in the United States, BearingPoint is required by U.S. law to make full, fair, accurate, timely and understandable disclosure in all reports and documents it files. We maintain and present accounting and financial records and associated reports in accordance with Generally Accepted Accounting Principles (GAAP) and the laws in the countries in which we operate. Any communications with financial analysts and investors must be made in compliance with

Standards of business conduct
the Regulation Fair Disclosure,1 and may only be released by the chief executive officer, chief financial officer or their designee(s). Requests for information or other communications from stakeholders should be referred immediately to the chief financial officer or general counsel. Requests for company information or comment should be referred immediately to Corporate Communications. Requests from an investigator, law enforcement official or private attorney should be referred immediately to the appropriate legal counsel.
Additionally, business records and communications, such as e-mails, internal reports, memos and similar items, may become public. Therefore, all communications should be written carefully and with forethought because they may be saved and forwarded to others. It is our policy to maintain work papers and records in accordance with U.S. federal and other local requirements, as well as company policies regarding Records Retention.
For questions or if you need more information regarding our current financial processes and procedures, refer to the Finance and Accounting portal on Inside BearingPoint. If you have a concern, please contact GuideLine or e-mail GuideLine@bearingpoint.com. You may submit confidential, anonymous concerns regarding questionable accounting or auditing matters to GuideLine.
Time and expense reporting
It is BearingPoint’s policy that we document and record all of our hours accurately and in accordance with the applicable BearingPoint’s Time and Expense Reporting policies, procedures and processes for the applicable region or country. We must document and record expenses accurately. BearingPoint reimburses employees for reasonable and necessary business expenses incurred while conducting business on behalf of the company and its clients in accordance with BearingPoint’s Expense Reimbursement policies and company procedures. Abiding by the applicable regional and local policies and procedures (North America, Asia-Pacific, EMEA and Latin America) is critical in keeping current

[1]	The U.S. Government Securities and Exchange Commission Regulation on Fair Disclosure is available at http://www.sec.gov/rules/final/33-7881.htm and accurate in the reporting of our time and expenses, including legitimate adjustments to time and expense reports.
For questions or if you need more information regarding time and expense policies and procedures, refer to the global Time and Expense portal or your regional portal on Inside BearingPoint. If you have a concern regarding improper time or expense reporting, please contact GuideLine or e-mail GuideLine@bearingpoint.com.
Global engagements
BearingPoint has established Rules of Global Engagement (RGE) to assist in the growth of our business outside of North America and to minimize BearingPoint’s exposure to legal and financial risks in cross-border engagements. The RGE designate specific procedures and regulations governing the movement of personnel, funds or technology across country borders by BearingPoint employees. We must abide by national laws and applicable local laws and regulations regarding export controls, and we must comply with all BearingPoint RGE and procedures, including the completion and submission of the eC600 form to our Engagement Advisory Services group for all cross-border engagements. We must only travel from one country to another using the appropriate travel documentation, including visas where applicable. Failure to abide by these policies could expose the individual and the company to significant legal, tax and other risks. We must research and seek appropriate advice in advance of entering a business relationship that involves cross-border activities.
For more information regarding cross-border engagements, please reference the Rules of Global Engagement website on Inside BearingPoint. For more information on cross-border travel and visa information, please reference GEMS. For more information on export control, please contact the Office of the General Counsel.

Standards of business conduct
Policy-related questions may be directed to the Engagement Advisory Services group. If you have concerns regarding violation of this policy, please contact GuideLine, e-mail GuideLine@bearingpoint.com or call the Office of the Chief Compliance Officer.
Charities
BearingPoint promotes participation in charitable activities, both as individuals and on behalf of the company. As such, BearingPoint has established the Angel Points program to allow employees to lend their exceptional talents to a variety of causes that help communities and individuals in need. Participation in charitable activities is strictly voluntary. In no cases may an employee use his or her position to in any way influence an employee’s decision on whether or not to participate or contribute to a charitable event or cause. No company resource may be used for a charitable cause not authorized or approved by the company as stated in the charities policies and procedures.

Enforcement and responsibilities
We, the employees of BearingPoint, are responsible to demonstrate BearingPoint values and abide by these Standards of Business Conduct (SBC), as well as company policies, procedures and applicable laws. It is our responsibility to report a violation or a suspected violation. Failure to report a violation or suspected violation may, depending on the circumstances, be a violation of these standards. It is also our responsibility to cooperate with authorized investigations of suspected violations.1
Employees found to have violated our SBC, laws or company policies may be subject to disciplinary actions that may include, but are not limited to, censure, demotion, reassignment, suspension or discharge. In some circumstances, civil litigation or criminal prosecutions may be pursued. Investigations are handled in accordance with company policy and are overseen by the Office of the Chief Compliance Officer.
Employee resources/reporting concerns
BearingPoint has established guidelines to assist all of us in complying with the SBC and in reporting concerns about violations or suspected violations. For guidance on any requirement of the SBC, you may contact the designated contact for that area by going to the Contacts section of the Compliance website. BearingPoint prohibits retaliation of any form against any employee who makes a good faith report of misconduct, as well as against those who cooperate in an investigation. In the event you have a concern to report, you may:
•	Contact your performance manager to review the matter. Your performance manager is responsible for elevating the issue to the Office of the Chief Compliance Officer or other appropriate personnel to determine how compliance matters should be handled.

•	Contact a member of management (other than your performance manager). If you are uncomfortable discussing the matter with your performance manager, you may reach out to a higher level of management within your

[1]	In certain countries, such as Germany, Austria and France, obligations and processes for raising concerns and cooperating with investigations about potential misconduct are governed by local law. The Compliance website contains local reporting requirements that vary from this standard.

Standards of business conduct
Engagement Team or leadership chain of command. All members of the BearingPoint management team maintain an open-door policy.

•	Contact human resources, the general counsel, director of ethics, chief compliance officer or the chief executive officer, as well as other executive officers. If you are uncomfortable discussing the matter with a higher level of management, you may reach out to others within the organization, including executive officers.

•	Contact GuideLine. Submissions to GuideLine can be made anytime:
–	Call 1800 206 4081 in the United States and Canada, or click here for international access numbers. Translation services are available.

–	Submit via the Web by clicking here.
Inquiries to the telephone line and website are handled by trained specialists, and your communications can remain anonymous upon your request.
–	E-mail GuideLine@bearingpoint.com. Note that e-mails sent to the GuideLine e-mail address are not anonymous.
Reports of violations are kept confidential to the extent reasonably possible. We process all reports of violations in accordance with company policies and take appropriate action in the event that a violation is found.
Obligation to report
If you receive a complaint or concern under this process regarding potential violations of the SBC or applicable law, you must2 report it to the Office of the Chief Compliance Officer immediately by sending an e-mail to GuideLine© bearingpoint.com. Please direct additional questions regarding any information contained in the Standards of Business Conduct to the Contacts section of the Compliance website.

[2]	In certain countries, such as Germany, Austria and France, obligations and processes for raising concerns and cooperating with investigations about potential misconduct are governed by local law. The Compliance website contains local reporting requirements that vary from this standard.

A commitment to you
BearingPoint has established the Office of the Chief Compliance Officer to oversee our compliance and ethics commitments, including these Standards of Business Conduct (SBC). This office is staffed with ethics and compliance specialists who provide guidance, oversight and support to all employees of BearingPoint to help them act in an ethical and fully compliant manner. Whether contacted through GuideLine or through direct contact with individuals within the office, these specialists are here to help enable you to adhere to the SBC and BearingPoint’s policies.
In order for us to succeed, we must each be positioned to be successful and comply with the spirit and letter of the SBC and the policies and procedures behind them. The Office of the Chief Compliance Officer is committed to your success and to providing you with the tools, education and assistance you need to incorporate these standards into your daily business conduct.
To contact the Office of the Chief Compliance Officer, e-mail GuideLine@bearingpoint.com or visit the Compliance portal on Inside BearingPoint.

Standards of business conduct
Appendix A: Examples of U.S. regulations and laws
Our U.S. federal and state government clients have very specific rules for conducting business that impact how we all operate, not just those working directly on U.S. federal or state contracts. For example, it is a criminal violation (a felony) to knowingly make a false claim or false statement to the U.S. federal government. Violations of these and other statutes can subject us to damaging litigation, reduction of negotiated contract prices, suspension of BearingPoint’s eligibility to receive U.S. federal contracts, or even debarment from doing business with the U.S. federal government. BearingPoint abides by Federal Compliance Policies.
Violations may also subject BearingPoint and its individual employees to civil lawsuits or criminal prosecution with possible fines, debarment or suspension, and prison sentences. U.S. states and many localities have similar laws and regulations, and BearingPoint has various obligations to disclose such issues. BearingPoint offers training specific to public services requirements that is mandatory for any employee within public services and any employee from any other business unit working on a public services contract.
Although not a complete listing, several of the most prominent statutes governing how we work with the U.S. federal government are cited below for convenience. For a complete listing and information on U.S. federal regulations, contact the BearingPoint Office of the General Counsel or Office of the Chief Compliance Officer.
Anti-Kickback Act of 1986
This U.S. act prohibits kickbacks, bribes or improper payments or anything of value in return for favorable treatment for a U.S. federal contract or subcontract.

Federal Acquisition Regulations (FAR) and Procurement Integrity Act
The U.S. federal government has stringent rules regarding the awarding of contracts and pay for contractor services. The Federal Acquisition Regulation impacts the costs that can be charged to the client, timekeeping, accounting policies and procedures, the nature of work to be provided, and the manner in which competitions among companies are operated and contracts enacted. The Procurement Integrity Act also places special restrictions on hiring or retaining as an employee or consultant any government employee (other than secretarial, clerical or similarly graded employees). Accordingly, contact the BearingPoint legal counsel for your business unit for guidance before interviewing, hiring or retaining any such former government employee who left the government within the three previous years.
Byrd Amendment
This regulation guides political contributions. The Byrd Amendment forbids the use of U.S. federal funds to pay for anyone to influence or attempt to influence any member of Congress or their staff for the purposes of award or modification to a federal contract.
The Civil Rights Act of 1964
This act states that covered employers may not discriminate in any aspect of employment on the basis of race, color, religion, sex and national origin.
Truth in Negotiations Act
The Truth in Negotiations Act states all costs and pricing statements and other communications regarding cost or pricing to the U.S. federal government must be truthful, accurate, current and complete.

Standards of business conduct
Appendix B: Definitions

Phrase	Definition
Conflict of interest	Any relationship or interest that is or appears to be competing with the best interest of the organization.

Diversity	The concept of diversity means understanding that each individual is unique, recognizing with acceptance and respect our individual differences, whether by race, ethnicity, gender, sexual orientation, socio-economic status, age, physical abilities, religious beliefs, political beliefs or other ideologies.

Employees	For the purpose of this document, includes all full-time, part-time, temporary, permanent and worker-on-call individuals. This does not include those individuals who are provided to BearingPoint under contract from another company, such as a staffing agency.

Entertainment	Costs associated with a legitimate business activity, including, but not limited to, meals, tickets to sporting or social events, golf outings, etc., and must be within the boundaries of reason and moderation. To be considered entertainment (rather than a gift), BearingPoint personnel must attend the event along with clients and/or business partners or prospects.

Ethically	In an ethical manner, with integrity and in accordance with BearingPoint’s values and these Standards of Business Conduct.

Phrase	Definition
Foreign government official	Any officer or employee of a foreign government or any of its departments or agencies or incorporated entities (e.g., state-owned utilities or airlines); any officer or employee of any legal entity or joint venture that is wholly or in part owned or controlled by a foreign government, by any department or agency thereof, or by any state-owned enterprise; any public international organization, officer or employee (e.g., an employee of the United Nations or World Bank); any person acting in an official capacity, even if honorary; any director, officer or employee of a state-owned company; or a close relative of a high government official.

Gift	Any item of value, including, but not limited to, any gratuity, cash or cash equivalent, benefit, favor, service, use of company resources or facilities, tickets or passes to an entertainment, social or sporting event, reward, or promise of future employment. Items that are not considered gifts include modest refreshments, greeting cards, plaques, other items of little intrinsic value, and rewards and prizes open to the general public.

Immediate family	Includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone living in such person’s home.

Standards of business conduct

Phrase	Definition
Insider trading	The buying, selling, short-selling or otherwise trading in any security (including stocks, bonds or options) based on material non-public information. “Insider” means all of BearingPoint’s directors and employees and all other persons who have knowledge of, access to or possession of material non-public information regarding BearingPoint or any other entity, if the information about the other entity was obtained as a result of your relationship to BearingPoint. For example, members of employees’ families, consultants engaged by BearingPoint, our customers and suppliers, and others may be considered insiders if they have knowledge of or access to material non-public information.

Kickback	Gratuitous payment or gift of a thing of value made to a person for a referral of business or a business advantage.

Lobbying	Lobbying activities are lobbying contacts and efforts in support of such contacts, including preparation and planning activities, research and other back- ground work that is intended, at the time it is performed, for use in contacts, and coordination with the lobbying activities of others.

Phrase	Definition
Material information	Any information that might influence a reasonable investor’s decision to buy, sell, exercise or hold any BearingPoint securities or that might otherwise affect the price of any BearingPoint securities or the securities of another entity. Examples of material information include, but are not limited to, monthly and quarterly revenues and earnings, the gain or loss of an important customer, the development or discontinuance of an important product, a significant competitive development, a possible acquisition, disposition or alliance, and an important change in management.

Nominal value	Of a small amount; for the purposes of this document, nominal amounts can only be determined in consultation with appropriate and applicable regional policies.

Personal data	Data relating to a living individual who is or can be identified from the data.

Process	As pertains to data privacy, any operation or set of operations performed upon personal data, whether by automatic or manual means, including collection, recording, organization, use, transfer, disclosure, storage, manipulation, combination and deletion.

Records	Anything documented or other such physical evidence providing information about past events.

Romantic partner	A romantic partner, for purposes of this document, is defined as a romantic or sexual partner of a BearingPoint employee.

Standards of business conduct

Phrase	Definition
Security	Any publicly traded common stock, preferred stock, notes, debentures or other securities and any options to purchase any publicly traded common stock, preferred stock, notes, debentures or other securities. With respect to BearingPoint, this currently consists of its common stock.

Significant other	A spouse or domestic partner of a BearingPoint employee.

Substantial investor	A substantial investor (for purposes of this SBC only) is an employee who has a financial or other interest (directly or through a family member) in a customer, competitor, partner or supplier or other party doing business with BearingPoint that creates a close alignment between the investor’s interests and the company’s interests by virtue of the amount of the investment or the investor’s potential to exert influence or control over the company. While not a lower limit, in all cases when an employee owns 5% or more of a company, whether directly or indirectly, that employee is considered a substantial investor in the company.

Teamwork	Cooperative effort by the members of a group or team to achieve a common goal.

Tip	To provide confidential, advance or inside information; when an insider, intending to give the receiver an advantage in the market, violates his fiduciary duty to the issuing company by deliberately giving inside information to an outsider or in any way suggesting or inferring possible future actions that are designed to or have the effect of influencing financial behavior.

Phrase	Definition
U.S. export	An actual shipment or transfer out of the United States but also includes the “release” of technology to a foreign national. Release includes 1) visual inspection or access by foreign nationals of U.S. technology, including remote access to software in any form or fashion (for example, access to client systems, access via the Web links, access from an available FTP site posting, etc.); 2) oral exchanges of information in the United States or abroad of controlled U.S. technology; or 3) the application to situations abroad of personal knowledge or technical experience acquired in the United States—that is, a technology knowledge transfer regarding a controlled technology (for example, a U.S. person giving advice to a foreign national regarding what direction to take to approach software debugging an Oracle 11i install is considered an export of controlled technology). If you have questions about export defined from a non-U.S. perspective, please consult your local BearingPoint legal counsel.

Work papers	Documentation of evidence of our work, how our time was spent on the project, etc.; papers provide continuity in the event that team members or leadership change during an engagement.

The effective date of this Standards of Business Conduct is May 31, 2007. As of this date, the SBC will supersede the previously published Professional Conduct Chapter of the Business Practices Guide, any conflicting provisions of the PS Business Ethics and Code of Conduct Policy Statement, and Code of Business Conduct & Ethics. If there is a conflict between any BearingPoint ethics-related guidance or policy document and the SBC, the SBC prevails. Should you have questions or concerns about this statement and its applicability to BearingPoint documents or policies not specifically named here, please contact the Office of the Chief Compliance Officer.

BearingPoint, Inc.
www.bearingpoint.com
© 2007 BearingPoint, Inc. All rights reserved. BearingPoint® is a registered trademark of BearingPoint, Inc. or its affiliates in the United States and other countries. Any other marks are the property of their respective owners.
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